Exhibit 99.1

Highland Income Fund (HFRO) Announces Tender Offer as Part of

Holding Company Conversion Proposal

HFRO to Purchase Up to $50 Million of Common Shares Under Proposed Tender Offer,

Files Proxy Amendment Updating Conversion Proposal with Tender Offer Terms

Adviser Provides Additional Information on Conversion and Updates on Proposal

DALLAS – August 13, 2021 – The Highland Income Fund (NYSE: HFRO) (“HFRO” or the “Fund”), a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. (the “Adviser”), today announced an update to its proposal to convert the Fund to a diversified holding company.

The Adviser has recommended that the Fund’s Board of Trustees (the “Board”) approve a tender offer, which would be carried out in addition to the existing buyback program and other share purchase commitments. Under the proposed tender offer, the Fund will purchase for cash up to $50 million in aggregate value of Common Shares at a price equal to 95% of the net asset value per Common Share as of the close of business on the business day before the tender offer expires (the “Tender Offer”). The Tender Offer will be contingent upon the Fund obtaining shareholder approval of the Proposals at the special meeting of shareholders (the “Special Meeting”), and upon obtaining the Board’s approval for the Tender Offer.

Information on the Tender Offer

The Tender Offer aims to provide additional shareholder liquidity during the conversion process, augmenting the proposal’s existing shareholder support features, including a formulaic 10b5-1 buyback program (the “Company Buyback Program”) and share purchases from management (the “Management Purchase Plan”), among others, which were included in the definitive proxy statement filed on July 9, 2021.

The Tender Offer is contingent upon both Board approval and the Fund obtaining shareholder approval at the Special Meeting, which is scheduled to take place on August 20, 2021, at 8:30 a.m. CDT to consider the conversion. At the Special Meeting, shareholders are being asked to vote on the proposal to convert the Fund to a diversified holding company and to amend certain fundamental investment restrictions (the “Business Change Proposal”), and if approved, to approve the amendment and restatement of the Fund’s Agreement and Declaration of Trust (together with the Business Change Proposal, the “Proposals”).

The Tender Offer will be separate from and carried out in addition to the Company Buyback Program and the Management Purchase Plan.

If the Proposals are approved by shareholders at the Special Meeting, the Tender Offer is expected to commence as soon as practicable after the date of shareholder approval of the Proposals, but in any event not later than 60 days after such date.

An amendment to the definitive proxy statement was filed with the Securities Exchange Commission (“SEC”) to reflect the addition of the Tender Offer. Additional information on the Tender Offer can be found on the HFRO conversion website at www.hfroconversion.com, as well as in the proxy amendment and the Tender Offer Statement, which was also filed with the SEC.

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This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Fund. Upon commencement of the Tender Offer, the Fund will file with the SEC a Schedule TO containing an offer to purchase, forms of letters of transmittal and related exhibits. These documents will contain important information about the Tender Offer and Shareholders are urged to read them carefully when they become available. Shareholders may obtain free copies of the Tender Offer Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Tender Offer Statement and other documents filed with the SEC may also be obtained after the commencement of the Tender Offer by directing a request to the Fund.

Additional Information on the Conversion Proposal

The Proposals aim to increase shareholder value and better position HFRO in the current and future market environment. The Board, a majority of the members of which are not interested persons of the Fund (the “Independent Trustees”), reviewed the Proposals at length, and believes they are in the best interest of shareholders.

As such, the Board, prior to the Tender Offer announcement, unanimously recommended that shareholders vote “FOR” the Proposals. The Tender Offer further enhances the Proposals and adds to the benefits that the Proposals are expected to provide to shareholders, which were outlined in the July 9 proxy statement and accompanying press release.

In addition to those benefits, the Adviser believes the Proposals have several additional merits that make it the best option for the Fund and its shareholders:

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Regulated by the 1934 Act, the holding company structure provides several investor protections and has reporting requirements that the Adviser believes will promote transparency and improve the understanding of the underlying portfolio and long-term strategy.

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The holding company structure facilitates the access to and management of the types of positions that have been the Fund’s top performers. The conversion would therefore allow many elements of the current strategy to continue but within a vehicle that is more congruous with those strategy elements.

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The Fund recently paid off and terminated a credit facility, which strengthens the Fund’s balance sheet, provides a strong foundation, and offers flexibility to support the portfolio transition and overall conversion process.

The Adviser is pleased with the feedback it has received about the Proposals and the recognition from shareholders of the conversion’s potential to add value and drive long-term growth. The Adviser expects the Tender Offer to garner further support from HFRO shareholders.

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Proxy Statement

A copy of the definitive proxy statement is available free of charge at www.hfroconversion.com or at the SEC website, www.sec.gov. Shareholders should read the proxy statement carefully because it contains important information. Shareholders should make no decision about the Proposals until reviewing the definitive proxy statement sent to them.

HFRO and its trustees and officers, the Adviser’s and its affiliates’ respective members, trustees, directors, shareholders, officers and employees, Di Costa Partners LLC and other persons may be deemed to be participants in the solicitation of proxies with respect to the Proposals. Shareholders may obtain more detailed information regarding the direct and indirect interests of the foregoing persons by reading the definitive proxy statement filed with the SEC regarding the Proposals.

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About the Highland Income Fund

The Highland Income Fund (NYSE:HFRO) is a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. For more information visit www.highlandfunds.com/income-fund/

About Highland Capital Management Fund Advisors, L.P.

Highland Capital Management Fund Advisors, L.P. is an SEC-registered investment adviser. It is the adviser to a suite of registered funds, including open-end mutual funds, closed-end funds, and an exchange-traded fund. For more information visit www.highlandfunds.com.

Disclosures

Investors should consider the investment objectives, risks, charges and expenses of the Highland Income Fund carefully before investing. This and other information can be found in the Fund’s prospectus, which may be obtained by calling 1-800-357-9167 or visiting www.highlandfunds.com. Please read the prospectus carefully before you invest.

No assurance can be given that the Fund will achieve its investment objectives.

This press release contains forward-looking statements. These statements reflect the current views of management with respect to future events and financial performance. Forward-looking statements can be identified by words such as “anticipate”, “expect”, “could,” “may”, “potential”, “will”, “ability,” “targets,” “believe,” “likely,” “assumes,” “ensuring,” “available,” “optionality,” “viability,” “maintain,” “consistent,” “pace,” “should,” “emerging,” “driving,” “looking to,” and similar statements of a future or forward-looking nature. Forward-looking statements address matters that involve risks and uncertainties. Past performance does not guarantee future results. Performance during time periods shown is limited and may not reflect the performance in difference economic and market cycles. There can be no assurance that similar performance will be experienced.

The proposed conversion of HFRO to a diversified holding company is contingent upon an affirmative shareholder vote, regulatory approval, and the ability to reconfigure HFRO’s portfolio such that it is no longer an investment company for purposes of the Investment Company Act of 1940 (the “1940 Act”). The conversion process could take approximately 24 months; and there can be no assurance that conversion of HFRO to a diversified holding company will be completed, improve HFRO’s performance or reduce the common share discount to net asset value (“NAV”).

In addition, actions taken in connection with the proposed conversion may adversely affect the financial condition, yield on investment, results of operations, cash flow, per share trading price of our securities, ability to satisfy debt service obligations, if any, and to make cash distributions to shareholders. Whether HFRO remains a registered investment company or converts to a diversified holding company, an investment in HFRO’s securities, like an investment in any other public company, is subject to investment risk, including the possible loss of investment. For a discussion of certain other risks relating to our conversion to a holding company, see “Implementation of the Business Change Proposal and Related Risks” and “Appendix B: Risks Associated with the Business Change Proposal” in the proxy statement.

If the Proposals are approved by shareholders, HFRO will apply to the SEC for a Deregistration Order, but the timing for receiving the Deregistration Order is uncertain. Until the SEC issues a Deregistration Order, HFRO will continue to be registered as an investment company and will continue to be regulated under the 1940 Act. Pending the SEC’s issuance of the Deregistration Order, the Adviser intends to

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begin realigning HFRO’s portfolio consistent with its new business as a diversified holding company. The implementation period may last approximately two years, with full implementation not projected until approximately the middle of 2023. The foregoing time period is an estimate and may vary depending upon the length of the deregistration process with the SEC, tax considerations and the pace at which we will be able to transition certain of the Company’s assets such that we will no longer be deemed an investment company under the 1940 Act. Any delay in receiving the Deregistration Order beyond the projected two-year implementation period may delay HFRO’s ability to operate like a typical diversified holding company not subject to the 1940 Act and would delay the ability to realize the benefits the Adviser’s anticipate to realize from becoming a diversified holding company.

For additional risks and disclosures, please visit www.hfroconversion.com/disclosures.

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